CUSIP No. 811065101

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 14)*

Scripps Networks Interactive, Inc.

(Name of Issuer)

Class A Common Shares

(Title of Class of Securities)

811065101

(CUSIP Number)

Tracy Tunney Ward

Miramar Services, Inc.

250 Grandview Ave., Suite 400

Fort Mitchell, KY 41017

(859) 581-5758

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 31, 2017

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON Adam R. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 138,108
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,742,108
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,204,530 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Anne La Dow
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 160,361
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Anne M. La Dow Trust under Agreement dated 10/27/2011
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 160,361
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Anthony S. Granado
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 300
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Austin S. Heidt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Barbara Victoria Scripps Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 112,468
	10	SHARED DISPOSITIVE POWER 1,096,436
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Brittany Jean Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 10
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Careen Cardin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 6,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Charles E. Scripps, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 339,447
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,943,446
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,405,869 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.7% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Charles Kyne McCabe
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 1,653,308
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 3,922,308
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,719,730 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.8% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Charles L. Barmonde
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 1,730
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 2,730
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,068,152 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Cody Dubuc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 7,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Corina S. Granado
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 350,195
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,151,695
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,416,617 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.7% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Crystal Vasquez Lozano
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 300
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Cynthia J. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 719
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 802,719
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,067,141 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Douglas A. Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 10,228
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Douglas A. Evans 1983 Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 17,320
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Eaton M. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 1,006,360
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 3,289,649
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,072,782 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.3% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Edward W. Scripps, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 701,114
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 2,414,305
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,767,536 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.0% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Eli W. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 26,183
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 293,516
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,092,605 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Elizabeth A. Logan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 245,060
	8	SHARED VOTING POWER 32,670,422 (1)
	9	SOLE DISPOSITIVE POWER 282,058
	10	SHARED DISPOSITIVE POWER 1,604,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,915,482 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Elizabeth Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 202
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Ellen B. Granado
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 300
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Ellen M. Scripps Kaheny
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 53,318
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 53,318
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Estate of Robert P. Scripps, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 358,108
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,962,108
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,424,530 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.7% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Eva Scripps Attal
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 823,143
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Gerald J. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 71,989
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 351,989
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,138,411 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Geraldine Scripps Granado
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 100
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON J. Sebastian Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 428,965
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 2,032,963
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,495,387 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.8% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON James Bryce Vasquez
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 100
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Jenny Sue Scripps Mitchell
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 201
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Jessica L. Hoerster
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Jimmy R. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 269,336
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,873,334
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,335,758 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.7% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON John P. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 87,098
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON John P. Scripps Trust Exempt Trust under agreement dated 2/10/77
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 49,382
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 349,018
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON John P. Scripps Trust FBO Douglas A. Evans under agreement dated 12/28/84
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 33,780
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 33,780
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 349,018
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 349,018
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON John Patrick Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 1,400
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,401
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,067,822 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON John Peter Scripps 2013 Revocable Trust dtd December 20, 2013
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 87,098
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Jonathan L. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 34,789
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 302,122
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,101,211 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Julia Scripps Heidt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 173,185
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 975,182
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,239,607 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Kathy Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,604,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Kendall S. Barmonde
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Keon Korey Vasquez
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 300
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON La Dow Family Trust under agreement dated 6/29/2004
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 305,824
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Manuel E. Granado
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 100
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Margaret Scripps Klenzing
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 801,996
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Marilyn J. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 802,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Mary Ann S. Sanchez
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 60,078
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,663,877
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,928,499 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.0% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Mary Peirce
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 229,760
	8	SHARED VOTING POWER 32,670,422 (1)
	9	SOLE DISPOSITIVE POWER 1,029,760
	10	SHARED DISPOSITIVE POWER 1,604,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,900,182 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Maxwell Christopher Logan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Megan Scripps Tagliaferri
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 802,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Molly E. McCabe
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 17,816
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 419,816
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,084,238 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Monica Holcomb
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 150
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Nackey E. Scagliotti
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 824,235
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,514,122
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,890,657 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.1% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Nathaniel W. Heidt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Paul K. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 18,269
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 52,049
	10	SHARED DISPOSITIVE POWER 1,096,436
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,084,691 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Peggy Scripps Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 2
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Peter R. La Dow
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 305,824
	10	SHARED DISPOSITIVE POWER 1,096,436
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Raymundo H. Granado, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 300
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Rebecca Scripps Brickner
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 7,763
	8	SHARED VOTING POWER 31,424,530 (1)
	9	SOLE DISPOSITIVE POWER 809,613
	10	SHARED DISPOSITIVE POWER 1,962,108
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,432,293 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.8% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON R. Michael Scagliotti
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 112,063
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Robert S. Heidt III
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Sam D.F. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Samantha J. Brickner
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 250
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Savannah Brickner
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 250
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Shannon Leigh Howard
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 10
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Samuel Joseph Logan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Scripps Family 1992 Revocable Trust, dated 06-09-92
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,604,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON The Marital Trust of the La Dow Family Trust (subtrust of La Dow Family Trust)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 299,124
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON The Paul K. Scripps Family Revocable Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 18,269
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 18,269
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,084,691 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Thomas S. Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Thomas S. Evans Irrevocable Trust under agreement dated 11/13/12
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 61,368
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Vanessa L. Sanchez
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 100
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Veronica E. Sanchez
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 100
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Victoria S. Evans Trust under agreement dated 5/19/2004
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Virginia S. Vasquez
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 113,770
	8	SHARED VOTING POWER 31,424,530 (1)
	9	SOLE DISPOSITIVE POWER 915,420
	10	SHARED DISPOSITIVE POWER 1,962,108
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,538,300 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.8% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Welland H. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Wendy E. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 547,922
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,349,922
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,614,344 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.9% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Wesley W. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 18,553
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 18,653
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,084,975 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON William A. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 117,535
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,721,335
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,183,957 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON William A. Scripps, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 300
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON William H. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,604,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811065101

EXPLANATORY NOTE

This Amendment No. 14 to Schedule 13D (this “Amendment”) amends the items included herein that were contained in the Schedule 13D filed on January 24, 2013 and amended by Amendment No. 1, dated March 18, 2013, Amendment No. 2, dated September 20, 2013, Amendment No. 3, dated April 1, 2014, Amendment No. 4, dated July 7, 2014, Amendment No. 5, dated October 10, 2014, Amendment No. 6, dated January 14, 2015, Amendment No. 7, dated June 5, 2015, Amendment No. 8, dated October 1, 2015, Amendment No. 9, dated December 31, 2015, Amendment No. 10, dated June 6, 2016, Amendment No. 11, dated October 7, 2016, Amendment No. 12, dated January 4, 2017, and Amendment No. 13, dated April 7, 2017 (as amended, the “Original Schedule 13D” and, together with this Amendment, this “Schedule 13D”) relating to the Class A Common Shares, $.01 par value per share (the “Class A Common Shares”), and Common Voting Shares, $.01 par value per share (the “Common Voting Shares,” and, together with the Class A Common Shares, the “Common Shares”), of Scripps Networks Interactive, Inc., an Ohio corporation (the “Issuer”).

The persons filing this Schedule 13D (the “Reporting Persons”) are parties to the Amended and Restated Scripps Family Agreement, dated May 19, 2015, as amended on March 29, 2017 (the “Scripps Family Agreement”), which restricts the transfer and governs the voting of Common Voting Shares that the Reporting Persons own or may acquire. Certain of the Reporting Persons are residuary beneficiaries (the “Trust Beneficiaries”) of The Edward W. Scripps Trust (the “Trust”), which held 32,080,000 Common Voting Shares and 32,762,195 Class A Common Shares prior to the distribution or sale of such shares on March 14, 2013 (on which 63,221,105 of the Common Shares were distributed to the Trust Beneficiaries or to co-guardians (now co-trustees) on behalf of a Trust Beneficiary who was then a minor (the “Minor Trust Beneficiary”), other than three other Trust Beneficiaries who were also then minors (the “Minors”)), March 19, 2013 (on which 37 Class A Common Shares held by the Trust were sold in the open market so that no fractional shares would be distributed) and September 20, 2013 (on which the remaining 1,621,053 Common Shares held by the Trust were distributed to trusts established for the purpose of holding the shares on behalf of the Minors (collectively, the “Minors’ Trusts”)). Since the filing of the Original Schedule 13D, the Reporting Persons have engaged in transactions in the Common Shares and new parties have been added to the Scripps Family Agreement.

This Amendment is being filed to, among other things, (a) add additional new parties to the Scripps Family Agreement as Reporting Persons under this Schedule 13D, and (b) provide or update the information regarding the beneficial ownership of the Common Shares by the Reporting Persons.

Item 2.	Identity and Background.

Appendix A, which is referred to in Item 2 of the Original Schedule 13D, is hereby amended to add the information set forth on Appendix A hereto regarding each new Reporting Person.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 of the Original Schedule 13D is hereby amended to add the following:

As detailed on Appendix C, the Common Shares were acquired with personal funds, as director equity awards, as gifts or through distributions to or from a trust for no consideration.

CUSIP No. 811065101

Item 4.	Purpose of the Transaction.

Item 4 of the Original Schedule 13D is hereby amended to add the following:

Since the filing of the Original Schedule 13D, the Reporting Persons have engaged in transactions in the Common Shares, including those set forth on Appendix C hereto. These transactions include market sales, director equity award grants and vesting and gifts for estate planning, private investment, liquidity or charitable purposes.

On July 31, 2017, the Issuer entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Discovery Communications, Inc., a Delaware corporation (“Discovery”), and Skylight Merger Sub, Inc., an Ohio corporation and a direct wholly-owned subsidiary of Discovery (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Issuer (the “Merger”), with the Issuer surviving the Merger as a wholly-owned subsidiary of Discovery.

The Merger Agreement provides, among other things, that at the effective time of the Merger, each Common Share, issued and outstanding immediately prior to the effective time of the Merger (other than (i) Common Shares owned by Discovery or Merger Sub and (ii) Common Shares that are owned by shareholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 1701.84 of the Ohio General Corporation Law) will be converted into the right to receive $90.00 per share, comprised of $63.00 per share in cash and $27.00 per share in Class C shares of Discovery stock, based on Discovery’s July 21, 2017 closing price. The stock portion will be subject to a collar based on the volume-weighted average price of Discovery Class C Shares over the 15 trading days ending on the third trading day prior to closing (the “Average Discovery Price”). Holders of Common Shares will receive 1.2096 Discovery Class C shares if the Average Discovery Price is at or below $22.32, and 0.9408 Discovery Class C shares if the Average Discovery Price is at or above $28.70. If the Average Discovery Price is greater than $22.32 but less than $28.70, Scripps shareholders will receive a number of shares between 1.2096 and 0.9408 equal to $27.00 in value. If the Average Discovery Price is between $22.32 and $25.51, Discovery has the option to pay additional cash instead of issuing more shares. Holders of Common Shares will have the option to elect to receive their consideration in cash, stock or the mixture described above, subject to pro rata cut backs to the extent cash or stock is oversubscribed.

The closing of the Merger is subject to certain conditions and the Merger Agreement may be terminated by the parties thereto in certain circumstances.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed herewith as Exhibit 1 and incorporated herein by reference.

Also on July 31, 2017, Discovery entered into a Voting Agreement (the “Voting Agreement”) with the shareholders named on Schedule A thereto (collectively, the “Stockholders”), including certain of the Reporting Persons. Pursuant to the Voting Agreement, among other things, each Stockholder agreed to: (a) at every meeting of the Family Shareholders (as defined in the Scripps Family Agreement), indicate his, her or its intention to vote all of his, her or its Common Voting Shares at the Company Shareholders Meeting (as defined in the Merger Agreement) and (b) at each Company Shareholders Meeting, vote all of his, her or its Common Voting Shares, in each case, to approve the Merger as contemplated by the Merger Agreement.

CUSIP No. 811065101

In addition, under the Voting Agreement, the Stockholders also agreed not to (a) sell, transfer or otherwise dispose of or encumber any of the Common Voting Shares until the receipt of the Company Requisite Vote (as defined in the Merger Agreement), subject to certain exceptions described in the Voting Agreement and the Scripps Family Agreement, or (b) solicit, initiate or facilitate any inquiries, proposals or offers that would reasonably be expected to lead to a Company Acquisition Proposal (as defined in the Merger Agreement).

The Voting Agreement terminates upon, among other things, the effective time of the Merger, the termination of the Merger Agreement and the occurrence of a Company Change of Recommendation (as defined in the Merger Agreement).

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, which is filed herewith as Exhibit 2 and incorporated herein by reference.

On June 26, 2017, one Reporting Person initiated an offer to sell 275,912 Common Voting Shares to the other Reporting Persons in accordance with the terms of the Scripps Family Agreement. This offer has expired and no other Reporting Persons exercised their rights to purchase any such shares. On or before August 3, 2017, such Reporting Person may elect to retain such shares or offer them to the Company for purchase or conversion into Class A Common Shares. Such shares are not subject to the Voting Agreement.

CUSIP No. 811065101

Except as set forth herein, the Reporting Persons have no present plan or proposal that would relate to or result in any of the matters set forth in subparagraphs (a)-(j) of the instructions to Item 4 of Schedule 13D, although the Reporting Persons reserve the right to develop such plans or proposals.

Item 5.	Interest in Securities of the Issuer.

Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety as follows:

(a)     Appendix B hereto sets forth (i) the number of Common Voting Shares and Class A Common Shares beneficially owned by each Reporting Person (excluding Common Shares beneficially owned by other Reporting Persons unless otherwise indicated), (ii) the aggregate number of Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person, including all Common Voting Shares subject to the Scripps Family Agreement, and (iii) the percentage of the number of outstanding Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person.

(b)    Except as provided in the Scripps Family Agreement or as set forth on Appendix B, each Reporting Person has the sole power to dispose or direct the disposition of all Class A Common Shares and Common Voting Shares that such Reporting Person beneficially owned as of July 28, 2017.

The Common Voting Shares held by the Reporting Persons will be voted as instructed by a vote conducted in accordance with the procedures of Section 9 of the Scripps Family Agreement. Due to this shared voting power, the aggregate number of Common Voting Shares that may be deemed to be beneficially owned by each Reporting Person includes all 31,066,422 Common Voting Shares held in the aggregate by the other Reporting Persons that are subject to the Scripps Family Agreement. There are an additional 1,604,000 Common Voting Shares shown as beneficially owned by the co-trustees on behalf of the Minor Trust Beneficiary and 801,999 Common Voting Shares shown as beneficially owned by the Minors’ Trusts that are not subject to the Scripps Family Agreement, and the Reporting Persons as a group do not have shared voting power with respect to these shares.

If the Scripps Family Agreement is not considered, none of the Reporting Persons currently beneficially own 5% or more of the Class A Common Shares and only the following Reporting Persons beneficially own 5% or more of the Common Voting Shares: (i) Virginia S. Vasquez and Rebecca Scripps Brickner, who beneficially own 2,405,650 and 2,405,850 Common Voting Shares, respectively (7.1%, each, of the outstanding Common Voting Shares), including shares held by the Estate of Robert P.

CUSIP No. 811065101

Scripps, Jr., of which they are co-executors, (ii) Mary McCabe Peirce, who beneficially owns 2,404,000 Common Voting Shares (7.1% of the outstanding Common Voting Shares), including 1,604,000 Minor’s Shares as to which she and Elizabeth A. Logan may be deemed to share beneficial ownership as co-trustees (which are not subject to the Scripps Family Agreement), (iii) Eaton M. Scripps, who beneficially owns 2,283,289 Common Voting Shares (6.7% of the outstanding Common Voting Shares), (iv) Charles Kyne McCabe, who beneficially owns 2,269,000 Common Voting Shares (6.7% of the outstanding Common Voting Shares), and (v) Edward W. Scripps, Jr., who beneficially owns 1,713,191 Common Voting Shares (5.1% of outstanding Common Voting Shares).

In addition to the Common Voting Shares that are subject to the Scripps Family Agreement, the Reporting Persons beneficially own Common Shares in a variety of trusts and other entities, with multiple family members often sharing voting control and investment power as trustee, advisor or executor. As a result, many of the Common Shares shown on the cover pages hereto and in the table on Appendix B are counted more than once, as they are deemed to be beneficially owned by more than one Reporting Person.

(c)    Except as described herein and on Appendix C, none of the Reporting Persons has effected any transactions in the Class A Common Shares or Common Voting Shares in the past 60 days.

(d)    Inapplicable.

(e)    Inapplicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 of the Original Schedule 13D is hereby amended to add the following:

The information set forth in Item 4 is hereby incorporated by reference into this Item 6. Except as set forth in this Schedule 13D, there are no other contracts, arrangements, understandings, or relationships (legal or otherwise) between the Reporting Persons and any other person with respect to securities of the Issuer.

Item 7.	Material to be Filed as Exhibits.

1.	Agreement and Plan of Merger by and among the Issuer, Discovery Communications, Inc. and Skylight Merger Sub, Inc., dated July 31, 2017 (incorporated herein by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by the Issuer on July 31, 2017).

2.	Voting Agreement between Discovery Communications, Inc. and the stockholders named therein, dated July 31, 2017.

3.	Joint Filing Agreement and Power of Attorney signed by the new Reporting Persons.

CUSIP No. 811065101

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct and each agrees, pursuant to Rule 13d-1(k)(1)(iii), that a Joint Schedule 13D be filed on behalf of each of the undersigned in respect to the Class A Common Stock of the Issuer.

*	*
Virginia S. Vasquez, individually and as co-executor of the estate of Robert P. Scripps, Jr.	Rebecca Scripps Brickner, individually and as co-executor of the estate of Robert P. Scripps, Jr.

*	*
Edward W. Scripps, Jr.	Corina S. Granado

*	*
Jimmy R. Scripps	Mary Ann S. Sanchez

*	*
Margaret Scripps Klenzing	William H. Scripps

*	*
Marilyn J. Scripps	Adam R. Scripps

*	*
William A. Scripps	Gerald J. Scripps

*	*
Charles E. Scripps, Jr.	Eli W. Scripps

*	*
Jonathan L. Scripps	Barbara Victoria Scripps Evans

*
Molly E. McCabe

/s/ Tracy Tunney Ward	July 31, 2017
Tracy Tunney Ward, on behalf of Miramar Services, Inc. (Attorney-in-fact)	Date

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811065101

JOHN P. SCRIPPS TRUST UNDER AGREEMENT DATED 2/10/77 FBO PETER M. SCRIPPS	JOHN P. SCRIPPS TRUST FBO PAUL K. SCRIPPS UNDER AGREEMENT DATED 2/10/77

*	*
Paul K. Scripps, Trustee	Paul K. Scripps, Trustee

*	*
Peter R. La Dow, Trustee	Peter R. La Dow, Trustee

*	*
Barbara Victoria Scripps Evans, Trustee	Barbara Victoria Scripps Evans, Trustee

JOHN P. SCRIPPS TRUST EXEMPT TRUST UNDER AGREEMENT DATED 2/10/77	JOHN P. SCRIPPS TRUST UNDER AGREEMENT DATED 2/10/77 FBO BARBARA SCRIPPS EVANS

*	*
Paul K. Scripps, Trustee	Paul K. Scripps, Trustee

*	*
Peter R. La Dow, Trustee	Peter R. La Dow, Trustee

*	*
Barbara Victoria Scripps Evans, Trustee	Barbara Victoria Scripps Evans, Trustee

THE MARITAL TRUST OF THE LA DOW FAMILY TRUST	ANNE M. LA DOW TRUST UNDER AGREEMENT DATED 10/27/2011

*	*
Peter R. La Dow, Trustee	Anne La Dow, Trustee

THE LA DOW FAMILY TRUST UNDER AGREEMENT DATED 6/29/2004

*
Peter R. La Dow, Trustee

/s/ Tracy Tunney Ward	July 31, 2017
Tracy Tunney Ward, on behalf of Miramar Services, Inc. (Attorney-in-fact)	Date

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811065101

JOHN PETER SCRIPPS 2013 REVOCABLE TRUST DTD DECEMBER 20, 2013	JOHN P. SCRIPPS TRUST FBO ELLEN MCRAE SCRIPPS UNDER AGREEMENT DATED 12/28/84

*	*
John P. Scripps, Trustee	Paul K. Scripps, Trustee

JOHN P. SCRIPPS TRUST FBO DOUGLAS A. EVANS UNDER AGREEMENT DATED 12/28/84	DOUGLAS A. EVANS 1983 TRUST

*	*
Barbara Victoria Scripps Evans, Trustee	Barbara Victoria Scripps Evans, Trustee

ELLEN M. SCRIPPS KAHENY REVOCABLE TRUST DTD APRIL 17, 2014	VICTORIA S. EVANS TRUST UNDER AGREEMENT DATED 5/19/2004

*	*
Ellen M. Scripps Kaheny, Trustee	Barbara Scripps Evans, Trustee

PAUL K. SCRIPPS FAMILY REVOCABLE TRUST	THOMAS S. EVANS IRREVOCABLE TRUST UNDER AGREEMENT DATED 11/13/2012

*	*
Paul K. Scripps, Trustee	Barbara Victoria Scripps Evans, Trustee

SCRIPPS FAMILY 1992 REVOCABLE TRUST, DATED 06-09-92

*
William H. Scripps, Trustee

*
Kathy Scripps, Trustee

/s/ Tracy Tunney Ward	July 31, 2017
Tracy Tunney Ward, on behalf of Miramar Services, Inc. (Attorney-in-fact)	Date

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811065101

*	*
Thomas S. Evans	Douglas A. Evans

*	*
Julia Scripps Heidt	Paul K. Scripps

*	*
Charles Kyne McCabe	Peter R. La Dow

*	*
J. Sebastian Scripps	Anne La Dow

*	*
Wendy E. Scripps	Nackey E. Scagliotti

*	*
Cynthia J. Scripps	Elizabeth A. Logan

*	*
Mary Peirce	John P. Scripps

*	*
Eva Scripps Attal	Megan Scripps Tagliaferri

*	*
Eaton M. Scripps	Kathy Scripps

*	*
Ellen M. Scripps Kaheny	Wesley W. Scripps

*	*
Careen Cardin	Cody Dubuc

*	*
R. Michael Scagliotti	Sam D.F. Scripps

*	*
Welland H. Scripps	William A. Scripps, Jr.

/s/ Tracy Tunney Ward	July 31, 2017
Tracy Tunney Ward, on behalf of Miramar Services, Inc. (Attorney-in-fact)	Date

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811065101

*	*
Kendall S. Barmonde	Charles L. Barmonde

*	*
Manuel E. Granado	Geraldine Scripps Granado

*	*
Raymundo H. Granado, Jr.	Anthony S. Granado

*	*
Ellen B. Granado	Crystal Vasquez Lozano

*	*
Elizabeth Scripps	James Bryce Vasquez

*	*
John Patrick Scripps	Keon Korey Vasquez

*	*
Peggy Scripps Evans	Samuel Joseph Logan

*	*
Maxwell Christopher Logan	Savannah Brickner

*	*
Monica Holcomb	Samantha Brickner

/s/ Tracy Tunney Ward	July 31, 2017
Tracy Tunney Ward, on behalf of Miramar Services, Inc. (Attorney-in-fact)	Date

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811065101

*	*
Jenny Sue Scripps Mitchell	Jessica L. Hoerster

*	*
Austin S. Heidt	Nathaniel W. Heidt

*	*
Robert S. Heidt III	Robert S. Heidt III

*	*
Veronica E. Sanchez	Brittany Jean Scripps

*
Shannon Leigh Howard

/s/ Tracy Tunney Ward	July 31, 2017
Tracy Tunney Ward, on behalf of Miramar Services, Inc. (Attorney-in-fact)	Date

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811065101

APPENDIX A

The following table sets forth the name, residence or business address, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted for each new Reporting Person.

Name and Residence or Business Address	If an Individual: Principal Occupation or Employment and Name, Principal Business and Address of Organization in which Employment Conducted	If an Entity: State or Other Place of Organization and Principal Business
Brittany Jean Scripps c/o Miramar Services, Inc. 250 Grandview Ave., Suite 400 Ft. Mitchell, KY 41017	Private Investor N/A

Shannon Leigh Howard c/o Miramar Services, Inc. 250 Grandview Ave., Suite 400 Ft. Mitchell, KY 41017	Private Investor N/A

CUSIP No. 811065101

APPENDIX B

The following table sets forth as of July 28, 2017: (i) the number of Common Voting Shares and Class A Common Shares beneficially owned by each Reporting Person, excluding Common Shares beneficially owned by other Reporting Persons unless otherwise indicated, (ii) the aggregate number of Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person, including all 31,066,422 Common Voting Shares beneficially owned in the aggregate by the Reporting Persons due to the shared voting power under the Scripps Family Agreement, unless otherwise indicated, and (iii) the percentage of Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person. Except as otherwise noted in the table, each Reporting Person has (x) sole voting power (to the extent such shares are entitled to vote) with respect to the Class A Common Shares listed under column (i), (y) sole dispositive power with respect to the Common Voting Shares and Class A Common Shares listed under column (i), and (z) shared voting power with respect to the Common Voting Shares listed under column (ii).

Subject to the Scripps Family Agreement, each Common Voting Share is convertible at no cost and at any time into one Class A Common Share on a one-for-one basis. The aggregate number and percentage of Class A Common Shares (columns (ii) and (iii)) assumes the conversion of all Common Voting Shares into Class A Common Shares beneficially owned by the Reporting Person. The percentages of Common Voting Shares are based on 33,850,481 shares of the Issuer’s Common Voting Shares reported as outstanding as of May 1, 2017 in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 (the “Form 10-Q”). The percentages of Class A Common Shares are based on 95,905,959 of the Issuer’s Class A Common Shares outstanding as of May 1, 2017, as reported in the Form 10-Q.

	(i) Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Excluding Shares Held by Other Reporting Persons)		(ii) Aggregate Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Including All Common Voting Shares Subject to Scripps Family Agreement)		(iii) Aggregate Percentage of Class A Common Shares and Common Voting Shares Beneficially Owned
Name	Common Voting Shares	Class A Common Shares	Common Voting Shares (1)	Class A Common Shares	Common Voting Shares	Class A Common Shares
Adam R. Scripps	1,604,000	138,108	31,066,422	31,204,530	91.8%	24.6%
Anne La Dow (2)	160,361	0	31,066,422	31,066,422	91.8%	24.5%
Anne M. La Dow Trust under Agreement dated 10/27/2011	160,361	0	31,066,422	31,066,422	91.8%	24.5%
Anthony S. Granado	100	200	31,066,422	31,066,622	91.8%	24.5%

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Austin S. Heidt	1	0	31,066,422	31,066,422	91.8%	24.5%
Barbara Victoria Scripps Evans (3)	1,208,904	0	31,066,422	31,066,422	91.8%	24.5%
Brittany Jean Scripps	10	0	31,066,422	31,066,422	91.8%	24.5%
Careen Cardin	6,000	0	31,066,422	31,066,422	91.8%	24.5%
Charles E. Scripps, Jr.	1,603,999	339,447	31,066,422	31,405,869	91.8%	24.7%
Charles Kyne McCabe	2,269,000	1,653,308	31,066,422	32,719,730	91.8%	25.8%
Charles L. Barmonde	1,000	1,730	31,066,422	31,068,152	91.8%	24.5%
Cody Dubuc (4)	7,000	0	31,066,422	31,066,422	91.8%	24.5%
Corina S. Granado	801,500	350,195	31,066,422	31,416,617	91.8%	24.7%
Crystal Vasquez Lozano	100	200	31,066,422	31,066,622	91.8%	24.5%
Cynthia J. Scripps	802,000	719	31,066,422	31,067,141	91.8%	24.5%
Douglas A. Evans	10,228	0	31,066,422	31,066,422	91.8%	24.5%
Douglas A. Evans 1983 Trust	17,320	0	31,066,422	31,066,422	91.8%	24.5%
Eaton M. Scripps (5)	2,283,289	1,006,360	31,066,422	32,072,782	91.8%	25.3%
Edward W. Scripps, Jr. (6)	1,713,191	701,114	31,066,422	31,767,536	91.8%	25.0%
Eli W. Scripps	267,333	26,183	31,066,422	31,092,605	91.8%	24.5%
Elizabeth A. Logan (7)	1,640,998	245,060	32,670,422	32,915,482	96.5%	25.6%
Elizabeth Scripps	2	200	31,066,422	31,066,622	91.8%	24.5%
Ellen B. Granado	100	200	31,066,422	31,066,622	91.8%	24.5%
Ellen M. Scripps Kaheny (8)	53,118	200	31,066,422	31,066,622	91.8%	24.5%
Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014	53,118	200	31,066,422	31,066,622	91.8%	24.5%
Estate of Robert P. Scripps, Jr.	1,604,000	358,108	31,066,422	31,424,530	91.8%	24.7%
Eva Scripps Attal	823,143	0	31,066,422	31,066,422	91.8%	24.5%
Gerald J. Scripps	280,000	71,989	31,066,422	31,138,411	91.8%	24.5%
Geraldine Scripps Granado	100	0	31,066,422	31,066,422	91.8%	24.5%
J. Sebastian Scripps (9)	1,603,998	428,965	31,066,422	31,495,387	91.8%	24.8%
James Bryce Vasquez	100	0	31,066,422	31,066,422	91.8%	24.5%
Jenny Sue Scripps Mitchell	1	200	31,066,422	31,066,622	91.8%	24.5%
Jessica L. Hoerster	1	0	31,066,422	31,066,422	91.8%	24.5%
Jimmy R. Scripps	1,603,998	269,336	31,066,422	31,335,758	91.8%	24.7%
John P. Scripps (10)	86,898	200	31,066,422	31,066,622	91.8%	24.5%
John P. Scripps Trust Exempt Trust under agreement dated 2/10/77	49,382	0	31,066,422	31,066,422	91.8%	24.5%

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John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans	349,018	0	31,066,422	31,066,422	91.8%	24.5%
John P. Scripps Trust FBO Douglas A. Evans under agreement dated 12/28/84	33,780	0	31,066,422	31,066,422	91.8%	24.5%
John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84	33,780	0	31,066,422	31,066,422	91.8%	24.5%
John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77	349,018	0	31,066,422	31,066,422	91.8%	24.5%
John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps	349,018	0	31,066,422	31,066,422	91.8%	24.5%
John Patrick Scripps	1	1,400	31,066,422	31,067,822	91.8%	24.5%
John Peter Scripps 2013 Revocable Trust	86,898	200	31,066,422	31,066,622	91.8%	24.5%
Jonathan L. Scripps	267,333	34,789	31,066,422	31,101,211	91.8%	24.5%
Julia Scripps Heidt (11)	801,997	173,185	31,066,422	31,239,607	91.8%	24.6%
Kendall S. Barmonde	1,000	0	31,066,422	31,066,422	91.8%	24.5%
Keon Korey Vasquez (12)	100	200	31,066,422	31,066,622	91.8%	24.5%
La Dow Family Trust under agreement dated 6/29/2004 (13)	305,824	0	31,066,422	31,066,422	91.8%	24.5%
Manuel E. Granado	100	0	31,066,422	31,066,422	91.8%	24.5%
Margaret Scripps Klenzing	801,996	0	31,066,422	31,066,422	91.8%	24.5%
Marilyn J. Scripps	802,000	0	31,066,422	31,066,422	91.8%	24.5%
Mary Ann S. Sanchez (14)	1,603,799	60,078	31,868,421	31,928,499	94.1%	25.0%
Mary Peirce (15)	2,404,000	229,760	32,670,422	32,900,182	96.5%	25.6%
Maxwell Christopher Logan	1	0	31,066,422	31,066,422	91.8%	24.5%
Megan Scripps Tagliaferri	802,000	0	31,066,422	31,066,422	91.8%	24.5%
R. Michael Scagliotti (16)	112,063	0	31,066,422	31,066,422	91.8%	24.5%
Molly E. McCabe	402,000	17,816	31,066,422	31,084,238	91.8%	24.5%
Monica Holcomb (previously held by The Monica Holcomb 2015 Trust)	150	0	31,066,422	31,066,422	91.8%	24.5%
Nackey E. Scagliotti (17)	689,887	824,235	31,066,422	31,890,657	91.8%	25.1%
Nathaniel W. Heidt	1	0	31,066,422	31,066,422	91.8%	24.5%
Paul K. Scripps (18)	1,130,216	18,269	31,066,422	31,084,691	91.8%	24.5%
Peggy Scripps Evans	2	0	31,066,422	31,066,422	91.8%	24.5%
Peter M. Scripps	0	0	31,066,422	31,066,422	91.8%	24.5%

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Peter R. La Dow (19)	1,402,260	0	31,066,422	31,066,422	91.8%	24.5%
Raymundo H. Granado, Jr.	100	200	31,066,422	31,066,622	91.8%	24.5%
Rebecca Scripps Brickner (20)	2,405,850	365,871	31,066,422	31,432,293	91.8%	24.8%
Robert S. Heidt III	1	0	31,066,422	31,066,422	91.8%	24.5%
Samantha J. Brickner	50	200	31,066,422	31,066,622	91.8%	24.5%
Savannah Brickner (21)	50	200	31,066,422	31,066,622	91.8%	24.5%
Shannon Leigh Howard	10	0	31,066,422	31,066,422	91.8%	24.5%
[The] Marital Trust of the La Dow Family Trust (subtrust of La Dow Family Trust)	299,124	0	31,066,422	31,066,422	91.8%	24.5%
[The] Paul K. Scripps Family Revocable Trust	0	18,269	31,066,422	31,084,691	91.8%	24.5%
[The] Peter M. Scripps Trust under agreement dated 11/13/2002	0	0	31,066,422	31,066,422	91.8%	24.5%
Thomas S. Evans	0	0	31,066,422	31,066,422	91.8%	24.5%
Thomas S. Evans Irrevocable Trust under agreement dated 11/13/12	61,368	0	31,066,422	31,066,422	91.8%	24.5%
Vanessa L. Sanchez	100	0	31,066,422	31,066,422	91.8%	24.5%
Veronica E. Sanchez	100	0	31,066,422	31,066,422	91.8%	24.5%
Victoria S. Evans Trust under agreement dated 5/19/2004	0	0	31,066,422	31,066,422	91.8%	24.5%
Virginia S. Vasquez (22)	2,405,650	471,878	31,066,422	31,538,300	91.8%	24.8%
Wendy E. Scripps (23)	802,000	547,922	31,066,422	31,614,344	91.8%	24.9%
William A. Scripps	1,603,800	117,535	31,066,422	31,183,957	91.8%	24.6%
William H. Scripps (24)	1,604,000	0	31,066,422	31,066,422	91.8%	24.5%
Kathy Scripps (25)	1,604,000	0	31,066,422	31,066,422	91.8%	24.5%
Scripps Family 1992 Revocable Trust, dated 06-09-92	1,604,000	0	31,066,422	31,066,422	91.8%	24.5%
Sam D.F. Scripps	1	0	31,066,422	31,066,422	91.8%	24.5%
Samuel Joseph Logan	1	0	31,066,422	31,066,422	91.8%	24.5%
Welland H. Scripps	1	0	31,066,422	31,066,422	91.8%	24.5%
Wesley W. Scripps (26)	100	18,553	31,066,422	31,084,975	91.8%	24.5%
William A. Scripps Jr.	100	200	31,066,422	31,066,622	91.8%	24.5%

(1)	Except as otherwise noted, does not include (a) 1,604,000 Common Voting Shares, which may be deemed to be beneficially owned by Mary Peirce and Elizabeth Logan as co-trustees of a trust that holds Common Voting Shares on behalf of the Minor Trust Beneficiary who is not a party to the Scripps Family Agreement or (b) 801,999 Common Voting Shares, which may be deemed to be beneficially owned by Mary Ann Sanchez, as trust advisor to the Minors’ Trusts, which are not parties to the Scripps Family Agreement, and, as a result, such Common Voting Shares are not subject to the Scripps Family Agreement.

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(2)	Also includes shares held by the Anne M. La Dow Trust under Agreement dated 10/27/2011, of which the Reporting Person is trustee. Such trust is also listed as a separate Reporting Person above.
(3)	Includes shares held by (a)(i) the John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, (ii) the John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, (iii) the John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps, and (iv) the John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, of which the Reporting Person is a co-trustee with Peter R. La Dow and Paul K. Scripps, and (b)(i) the Douglas A. Evans 1983 Trust, (ii) the John P. Scripps Trust FBO Douglas A. Evans under agreement dated 12/28/84, (iii) the Victoria S. Evans Trust under agreement dated 5/19/2004, and (iv) the Thomas S. Evans Irrevocable Trust under agreement dated 11/13/12, of which the Reporting Person is the trustee. Such trusts are also listed as separate Reporting Persons above.
(4)	Common Voting Shares include 7,000 shares held by a trust of which the Reporting Person is co-trustee, but exercises voting and investment power with respect to such shares.
(5)	Class A Common Shares include 81,602 shares held as trustee of a grantor retained annuity trust.
(6)	Common Voting Shares include 1,713,191 shares held by a revocable living trust of which the Reporting Person is trustee. Class A Common Shares include 671,681 shares held by a revocable living trust of which the Reporting Person is trustee.
(7)	Includes 1,604,000 Common Voting Shares held by a trust of which the Reporting Person is co-trustee with Mary Peirce for the benefit of a minor Trust Beneficiary who is not a party to the Scripps Family Agreement. The Reporting Person is not bound by the Scripps Family Agreement with respect to the shares held as co-trustee.
(8)	Consists of shares held by the Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014, of which the Reporting Person is the trustee and sole beneficiary. Such trust is also listed as a separate Reporting Person above.
(9)	Class A Common Shares include 200 shares held by immediate family members.

CUSIP No. 811065101

(10)	Consists of shares held by the John Peter Scripps 2013 Revocable Trust dtd December 20, 2013, of which John P. Scripps is the trustee and sole beneficiary. Such trust is also listed as a separate Reporting Person above.
(11)	Class A Common Shares include 7,959 shares held by a foundation over which the Reporting Person may be deemed to have voting and/or dispositive power.
(12)	Class A Common Shares include 200 shares held by the Keon K. Vasquez Trust Stock Account, of which the Reporting Person is trustee.
(13)	Includes shares held by the Survivor’s Trust of the La Dow Family Trust under agreement dated 6/29/2004 and the Marital Trust of the La Dow Family Trust under agreement dated 6/29/2004. The Marital Trust is also listed as a separate Reporting Person above. Peter R. La Dow is the trustee of all of these trusts.
(14)	Common Voting Shares include 801,999 shares, which may be deemed to be beneficially owned by the Reporting Person, as trust advisor to the Minors’ Trusts, which are not parties to the Scripps Family Agreement, and, as a result, such Common Voting Shares are not subject to the Scripps Family Agreement.
(15)	Class A Common Shares include: (i) currently exercisable options to purchase 48,147 shares; and (ii) 147,000 shares held by the Reporting Person’s spouse, of which the Reporting Person disclaims beneficial ownership. Common Voting Shares include 1,604,000 shares held by a trust of which the Reporting Person is co-trustee with Elizabeth Logan for the benefit of a minor Trust Beneficiary who is not a party to the Scripps Family Agreement, and, as a result, such Common Voting Shares are not subject to the Scripps Family Agreement.
(16)	Common Voting Shares include 100,000 shares held by the Scagliotti 2014 Family Trust, of which the Reporting Person is a beneficiary and has investment and voting control.
(17)	Common Voting Shares include 186,844 shares held as trustee of a grantor retained annuity trust. Class A Common Shares include: (a) 146,811 shares held as trustee of a grantor retained annuity trust; and (b) currently exercisable options to purchase 37,405 shares.
(18)	Class A Common Shares and Common Voting Shares also include shares held by (a)(i) the John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, (ii) the John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, (iii) John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps, and (iv) the John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, of which the Reporting Person is a co-trustee with Ms. Evans and Mr. La Dow, and (b)(i) the John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84 and (ii) the Paul K. Scripps Family Revocable Trust, of which the Reporting Person is trustee. Such trusts are also listed as separate Reporting Persons above.

CUSIP No. 811065101

(19)	Includes shares held by (a)(i) the John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, (ii) the John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, (iii) the John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps, and (iv) the John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, of which the Reporting Person is a co-trustee with Ms. Evans and Mr. P. K. Scripps, and (b)(i) the Marital Trust of the La Dow Family Trust, and (ii) the La Dow Family Trust under agreement dated 6/29/2004 (excluding shares already accounted for held in the Marital Trust of the La Dow Family Trust), of which the Reporting Person is the trustee. Such trusts are also listed as separate Reporting Persons above.
(20)	Class A Common Shares and Common Voting Shares include shares held by the Estate of Robert P. Scripps, Jr., of which the Reporting Person is co-executor with Virginia S. Vasquez. The Estate of Robert P. Scripps, Jr. is also listed as a separate Reporting Person above.
(21)	Class A Common Shares include 200 shares held by the Savannah M. Brickner Trust that the Reporting Person is deemed to beneficially own.
(22)	Class A Common Shares and Common Voting Shares include shares held by the Estate of Robert P. Scripps, Jr., of which the Reporting Person is co-executor with Rebecca Scripps Brickner. The Estate of Robert P. Scripps, Jr. also listed as a separate Reporting Person above.
(23)	Class A Common Shares are held by Wendy E. Scripps Revocable Trust, dated 1/11/12, of which the Reporting Person is the sole trustee and beneficiary.
(24)	Consists of shares held in The Scripps Family 1992 Revocable Trust, dated 06-09-92, of which the Reporting Person and Kathy Scripps, his wife, are co-trustees; however, Kathy Scripps does not have power to vote the Common Voting Shares but may be deemed to have such power due to the Reporting Person’s voting power. Such trust is also listed as a separate Reporting Person above.

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(25)	Consists of shares held in The Scripps Family 1992 Revocable Trust, dated 06-09-92, of which the Reporting Person and William H. Scripps, her husband, are co-trustees. The Reporting Person does not have voting power over the Common Voting Shares, but may be deemed to have such power due to William H. Scripps’ voting power. Such trust is also listed as a separate Reporting Person above.
(26)	Class A Common Shares include currently exercisable options to purchase 15,118 shares.

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APPENDIX C

For each Reporting Person listed below, the following table sets forth information regarding transactions in the Common Voting Shares and Class A Common Shares during the 60 days ended July 28, 2017 (or earlier in some cases), including the aggregate number of shares acquired or disposed of, the amount and source of the funds (if applicable), if any such funds were borrowed, a description of the transaction and the parties thereto, the date of the transaction, the price per share and where and how the transaction was effected.

Name	Number and Type of Common Shares Acquired or Disposed (as noted)	Date	Amount of Funds	Price Per Share (1)		Where and How the Transaction Was Effected	Source of Funds	Description of Borrowing Transaction
Edward W. Scripps, Jr.	1,265 Class A Common Shares (disposed)	April 10, 2017	n/a		n/a	gift to philanthropic organization	n/a	n/a
Julia Scripps Heidt	6,712 Class A Common Shares (disposed)	April 10, 2017	n/a		n/a	gift by controlled foundation to philanthropic organization	n/a	n/a
Edward W. Scripps, Jr.	20 Common Voting Shares (disposed)	April 17, 2017	n/a		n/a	gift to children	n/a	n/a
Brittany Jean Scripps	10 Common Voting Shares (acquired)	April 17, 2017	n/a		n/a	gift from father (Edward Scripps, Jr.)	n/a	n/a
Shannon Leigh Howard	10 Common Voting Shares (acquired)	April 17, 2017	n/a		n/a	gift from father (Edward Scripps, Jr.)	n/a	n/a
Paul K. Scripps	4,191 Class A Common Shares (no effect)	April 20, 2017	n/a		n/a	transfer from direct ownership to trust	n/a	n/a
[The] Paul K. Scripps Family Revocable Trust	4,191 Class A Common Shares (no effect)	April 20, 2017	n/a		n/a	transfer from direct ownership to trust	n/a	n/a
Rebecca Scripps Brickner	1,250 Class A Common Shares (disposed)	May 1, 2017	n/a		n/a	gift to philanthropic organization	n/a	n/a
Margaret Scripps Klenzing	36,453 Class A Common Shares (disposed)	May 8, 2017	$2.58 M	$ ($	70.7541 70.52 - $71.51)	market sale	n/a	n/a

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Margaret Scripps Klenzing	10,013 Class A Common Shares (disposed)	May 8, 2017	$0.72 M	$ ($	71.9446 71.52 - $72.32)	market sale	n/a	n/a
Gerald J. Scripps	23,666 Class A Common Shares (disposed)	May 9, 2017	$1.65 M	$ ($	69.5905 68.75 - $69.74)	market sale	n/a	n/a
Gerald J. Scripps	5,834 Class A Common Shares (disposed)	May 9, 2017	$0.41 M	$ ($	69.8165 69.75 - $70.03)	market sale	n/a	n/a
Gerald J. Scripps	500 Class A Common Shares (disposed)	May 9, 2017	$0.04 M	$ ($	70.444 70.08 - $70.95)	market sale	n/a	n/a
Jimmy R. Scripps	162,103 Class A Common Shares (disposed)	May 9, 2017	$11.28 M	$ ($	69.592 68.75 - $69.74)	market sale	n/a	n/a
Jimmy R. Scripps	36,597 Class A Common Shares (disposed)	May 9, 2017	$2.56 M	$ ($	69.8373 69.75 - $70.51)	market sale	n/a	n/a
Jimmy R. Scripps	1,300 Class A Common Shares (disposed)	May 9, 2017	$0.09 M		$70.95	market sale	n/a	n/a
J. Sebastian Scripps	1,147 Class A Common Shares (disposed)	May 10, 2017	n/a		n/a	gift to philanthropic organization	n/a	n/a
Wesley W. Scripps	1,949 Class A Common Shares (no effect; subject to vesting)	May 10, 2017	n/a		n/a	RSU grant	n/a	n/a
Mary Peirce	1,949 Class A Common Shares (no effect; subject to vesting)	May 10, 2017	n/a		n/a	RSU grant	n/a	n/a
Mary Peirce	1,159 Class A Common Shares (acquired)	May 11, 2017	n/a		n/a	RSU vesting	n/a	n/a
Wesley W. Scripps	1,159 Class A Common Shares (acquired)	May 11, 2017	n/a		n/a	RSU vesting	n/a	n/a
Julia Scripps Heidt	4,411 Class A Common Shares (disposed)	May 19, 2017	n/a		n/a	gift by controlled foundation to philanthropic organization	n/a	n/a
Mary Peirce	1,838 Class A Common Shares (disposed)	May 24, 2017	n/a		n/a	gift to philanthropic organization	n/a	n/a

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R. Michael Scagliotti	19,771 Class A Common Shares (disposed)	May 25, 2017	n/a		n/a	gift by controlled foundation to philanthropic organization	n/a	n/a
Edward W. Scripps, Jr.	97,362 Class A Common Shares (disposed)	May 25, 2017	$6.57 M	$ ($	67.5142 67.21 - $67.785)	market sale	n/a	n/a
Edward W. Scripps, Jr.	202,638 Class A Common Shares (disposed)	May 26, 2017	$13.52 M	$ ($	66.6993 66.40 - $66.995)	market sale	n/a	n/a
Julia Scripps Heidt	145 Class A Common Shares (disposed)	May 30, 2017	n/a		n/a	gift by controlled foundation to philanthropic organization	n/a	n/a
Nackey E. Scagliotti	3,445 Class A Common Shares (disposed)	June 9, 2017	n/a		n/a	gift to philanthropic organization	n/a	n/a
J. Sebastian Scripps	2,525 Class A Common Shares (disposed)	June 13, 2017	n/a		n/a	gift to philanthropic organization	n/a	n/a
Mary Peirce	147,000 Class A Common Shares (no effect)	June 14, 2017	n/a		n/a	gift to spouse	n/a	n/a
J. Sebastian Scripps	6,617 Class A Common Shares (disposed)	June 27, 2017	n/a		n/a	gift to philanthropic organization	n/a	n/a
Julia Scripps Heidt	680 Class A Common Shares (disposed)	July 13, 2017	n/a		n/a	gift by controlled foundation to philanthropic organization	n/a	n/a

(1)	If the amount reported in the “Price Per Share” column contains a parenthetical below the reported price, then the reported price reflects a weighted average price for the shares sold. Such shares were sold in multiple transactions, each at a price within the range of prices set forth in the parenthetical below the weighted average price. The reporting persons undertake to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding such number of shares sold at each separate price within the ranges set forth above.